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                                                                    Exhibit 99.1
                 LERNOUT & HAUSPIE ANNOUNCES MANAGEMENT CHANGE

BURLINGTON, MASS. & IEPER, BELGIUM - AUGUST 25, 2000 - Lernout & Hauspie, (Nasdaq: LHSP, Easdaq: LHSP) (L&H(TM)), a worldwide market leader in speech and language technologies has announced that John Duerden, currently the President and CEO of L&H's Health Care Solutions Group, has been named President and Chief Executive Officer. John was formerly the Chairman and CEO of Dictaphone Corporation.

John Duerden replaces Gaston Bastiaens who has decided to step aside as President and Chief Executive Officer but will continue to play an active role as a board member. Bastiaens is credited with leading the company through an important phase in L&H's growth and development.

"By acquiring Dictaphone and Dragon Systems L&H gained access to a talented pool of managers," said Gaston Bastiaens. "As a significant shareholder of L&H, I'm very pleased with the appointment of John Duerden as my successor. With an established track record in leading companies in bold strategic directions, John is well-suited to take L&H into its next phase."

The announced leadership change follows the very strong growth of the company including the acquisitions of Dragon Systems and Dictaphone earlier this year. Under John Duerden's leadership, the company will continue the consolidation of the human, marketing and technological resources of these companies into a unified corporate strategy and culture and capture the synergies inherent in the consolidation of these three companies.

As chairman and CEO of Dictaphone, acquired by L&H in May, Duerden spearheaded the transformation of the company from a traditional hardware manufacturer into a software-based leader in digital voice-driven network and Internet solutions. This repositioning enabled a ten-fold increase in operating profits at Dictaphone between 1998 and 1999.

"John's strong management and leadership reshaped Dictaphone and converted the company into a 21st century leading-edge technology company," said Jo Lernout, co-founder and co-chairman of Lernout & Hauspie. "We are confident that he will bring the leadership to help us continue our successful vision."

Duerden previously served as President and Chief Operations Officer at sports shoe company Reebok. Joining the company in 1988, he dramatically built the company's international markets, growing business in Europe and Asia from $150 million to $1.5 billion in just five years. In addition, Duerden was part of the Xerox management team that helped the company transition into new digital document processing technologies.

"I share the enthusiasm and vision of Jo and Pol for the extraordinary possibilities of our core technologies, our worldwide presence, and our strategic partnerships," said Duerden. "I believe that the combined strength of L&H, Dragon Systems and Dictaphone can create an exciting platform for new speech and language technologies, products and services," he added.

In addition to his leadership as President and CEO, Duerden will serve on the company's Executive Committee, along with company founders Jo Lernout and Pol Hauspie, and Messrs. Nico Willaert, L&H's vice-chairman, and Roel Pieper, vice-chairman of L&H and also vice-chairman of Computer Associates.

"During the last four years, Gaston has made our company the undisputed leader in speech and language technologies and solutions," said Pol Hauspie, co-founder and co-chairman of the Board. "We thank him for his unflagging dedication to the company."
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ABOUT LERNOUT & HAUSPIE

Lernout & Hauspie (L&H) is a global leader in advanced speech and language solutions for vertical markets, computers, automobiles, telecommunications, embedded products, consumer goods and the Internet. The company makes the speech user interface (SUI) the keystone of simple, convenient interaction between humans and technology, and uses advanced translation technology to break down language barriers. The company provides a wide range of offerings, including: customized solutions for corporations; core speech technologies marketed to OEM's; end user and retail applications for continuous speech products in horizontal and vertical markets; and document creation, human and machine translation services, Internet translation offerings, and linguistic tools. L&H's products and services originate in four basic areas: automatic speech recognition (ASR), text-to-speech (TTS), digital speech and music compression
(SMC), and text-to-text (translation).

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the company's plans, objectives, expectations and intentions. Such statements include, without limitation, discussions, concerning the company's strategic direction, new product introductions and developments and market growth. Readers are cautioned that forward looking statements include known and unknown risks, including uncertainty of new product development, the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated, early state of development of the speech, language and medical information technology markets, the ability of L&H's customers to successfully integrate and commercialize L&H's technology, the company's ability to predict accurately the demand for its products in these emerging markets and to develop strategies to address these markets successfully, the company's ability to manage its growth and changing business, the company's ability to successfully integrate the operations of Dictaphone and Dragon, the retention of key technical and other personnel, risks associated with the financial leverage associated with the company's assumption and/or repayment of Dictaphone indebtedness, currency and other risks related to international operations, rapid technological change and intense competition, as well as other risks set forth in L&H's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this News Release.

                                     # # #

L&H is a trademark of Lernout & Hauspie Speech Products N.V. in the United States and/or other countries. All other product names or trademarks referenced herein are trademarks of their respective owners.

L&H CONTACT INFO:

UNITED STATES: Michael Pettruzzello, (703) 299-9800, mlp@qorvis.com
                                                     --------------
EUROPE: Ron Schuermans, L&H, (32) 57-2295-24, ron.schuermans@lhs.be
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ASIA-PACIFIC: Geraldine Kan, L&H, (65) 799-8956, geraldine.kan@lhsl.com.sg
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